                                                                     EXHIBIT 3.1


THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER AND THAT SUCH TRANSFER IS NOT IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY DEBENTURE ISSUED IN EXCHANGE FOR THIS DEBENTURE.

                          INTERNATIONAL COMPUTEX, INC.

                                SENIOR DEBENTURE

                          DUE                  , 2000
                              -----------------


No.                                                             $
   ----------                                                    ---------------

    INTERNATIONAL COMPUTEX, INC., a Georgia corporation (the "Company") for value received, hereby promises to pay in currency of the United States of
America to                                 or registered assigns (the "Payee" or
           -------------------------------
"Holder") on                   , 2000 [three (3) years from issue date] (the
             ------------------
"Maturity Date") at the offices of
                                   ---------------------------------------------
the principal amount of                             ($              ).  Interest
                        ---------------------------   --------------
shall accrue on the principal amount of this Debenture from time to time outstanding at the rate of six percent (6%) per annum from the date hereof, and
shall be due and payable semi-annually, on each            and            ,
                                                ----------     -----------
until this Debenture has been paid in full.

    This Debenture is issued pursuant to a Subscription Agreement dated as of
                     , between the Company and the Payee (the "Subscription
---------------------
Agreement"), a copy of which Agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Debenture is subject to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee or transferees of the Debenture, by their acceptance hereof, assume the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of the Debenture. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon provided herein.

     A.   PREPAYMENT.

          1. The principal amount of this Debenture may be prepaid by the Company, in whole or in part, without penalty, at any time on ten (10) days prior written notice to Payee. Each such prepayment shall include payment of the unpaid accrued interest on the principal amount prepaid.

          2. The principal amount of this Debenture and all unpaid accrued interest thereon shall be prepaid by the Company in whole without penalty within five (5) business days from the date of a Qualified Offering (as defined below). For purposes of this Debenture, a "Qualified Offering" shall mean the receipt by the Company of aggregate gross proceeds of $5,000,000 or more from (i) the sale of shares ("Shares") of common stock of the Company ("Common Stock"), covered by a registration statement under the Securities Act of 1933, as amended (the "Act"), to the public (a "Public Offering") or (ii) from the sale of Shares of Common Stock to investors within ninety (90) days of a private placement (a "Private Placement").

     B.   COVENANTS OF COMPANY.

          The Company covenants and agrees that, so long as this Debenture shall be outstanding, it will:

              (i) promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof;

provided, however, that the Company shall not be required to pay and discharge
-----------------
any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

              (ii) do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

              (iii) at all times reasonably maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto as shall be reasonably required in the conduct of its business;

              (iv) to the extent necessary for the operation of its business, keep adequately insured by financially sound and reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

              (v) at all times keep true and correct books, records and accounts.

This Debenture is subject to the following additional provisions:

        1. The Debentures are issuable in denominations of Fifty Thousand Dollars ($50,000.00 U.S.) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration of exchange.

        2. The Company shall be entitled to withhold from all payments of principal of and interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

        3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Act, any applicable state securities laws and any applicable securities laws of any other jurisdiction. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

        4. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. This Debenture ranks equally and ratably with all other Debentures now or hereafter issued under the terms set forth herein.

        5. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        6. The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture until (i) a registration statement under the Act shall have become effective with respect thereto or (ii) receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that registration under the Act is not required in connection with such proposed transfer and that such transfer is not in violation of any applicable state or foreign securities laws.

     C.   EVENTS OF DEFAULT.

          1. This Debenture shall become and be due and payable upon written demand made by the Holder hereof if one or more of the following events, herein called events of default, shall happen and be continuing:

              (i) default in the payment of the principal and accrued interest on this Debenture when and as the same shall become due and payable, whether by acceleration or otherwise;

              (ii) default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof and such default shall continue uncured for thirty (30) days after written notice thereof, specifying such default, shall have been given to the Company by the Holder of the Debenture;

              (iii) application for, or consent to, the appointment of a receiver, trustee or liquidator of the Company or of its property;

              (iv) admission in writing of the Company's inability to pay its debts as they mature;

              (v) general assignment by the Company for the benefit of creditors;

              (vi) filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

              (vii) a material breach of the Company's representations contained in the Subscription Agreement;

              (viii) the sale by the Company of substantially all of its assets;

              (ix) the merger by the Company with or into another corporation, other than for purposes of changing domicile, where the Company is not the surviving corporation.

        2. The Company agrees that notice of the occurrence of any event of default will be promptly given to the Holder at his or her registered address by certified mail.

        3. In case any one or more of the events of default specified above shall happen and be continuing, the Holder of this Debenture may proceed to protect and enforce his rights by suit in the specified performance of any covenant or agreement contained in this Debenture or in aid of the exercise of any power granted in this Debenture or may proceed to enforce the payment of this Debenture or to enforce any other legal or equitable rights as such Holder.

     D. MISCELLANEOUS.

        1. This Debenture has been issued by the Company pursuant to authorization of the Board of Directors of the Company which provides for an aggregate of up to $2,000,000 in face amount of identical Debentures to be issued, subject to increase in the discretion of the Company.

        2. The Company may consider and treat the person in whose name this Debenture shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Debenture shall be overdue) and the Company shall not be affected by any notice to the contrary. The registered owner of this Debenture shall have the right to transfer it by assignment (subject to the limitations on transfer contained in this Debenture and in the Subscription Agreement) and the transferee thereof shall, upon his registration as owner of this Debenture, become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Debenture to the Company at its offices at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328-4662, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Debenture not registered at the time of sending the communication.

        3. Payment of principal and interest shall be made to the registered owner of this Debenture upon presentation of this Debenture upon or after maturity.

        4. The Company hereby waives presentment for payment, demand and protest and notice of dishonor.

        5. Neither this Debenture nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

        6. All notices, requests, demands and other communications to the Company hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows or to such other addresses as the Company may designate in writing to the holder hereof:

                      International CompuTex, Inc.
                      Suite 507
                      5500 Interstate North Parkway
                      Atlanta, Georgia   30328-4662
                      Attention:  Emil H. Dahan, Chief Executive Officer

        7. This Debenture shall be construed and enforced in accordance with the internal laws of the State of Georgia without regard to principles of conflicts of law.

    IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by the undersigned.


Dated:  January    , 1997
                ---

                                    INTERNATIONAL COMPUTEX, INC.


                                    By:
                                       ---------------------------------
                                         Emil H. Dahan
                                         Chief Executive Officer